Exhibit 99.1

                    HALIFAX ANNOUNCES FIRST QUARTER
                           FINANCIAL RESULTS

  Company Reports Revenue Growth of 26% and Net Income Growth of 78%;
            Thirteenth Consecutive Quarter of Profitability

ALEXANDRIA, VA - August 11, 2004 -Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended June 30, 2004.

Revenues were $13.4 million for the quarter ended June 30, 2004, compared to $10.7 million for the same period in 2003, an increase of 26%. The revenue growth primarily resulted from increases related to the start-up of several new contracts in both high availability maintenance services and secure network services. Operating income was $286,000 for the 2004 first quarter versus $199,000 for last year's comparable quarter, an increase of 43%.

Net income for the first quarter of 2004 rose 78% to $91,000, or $0.03 per basic and diluted share, versus $51,000 or $0.02 per basic and diluted share, for the comparable quarter of last year.

Charles McNew, president and chief executive officer, noted, "We are pleased to deliver another quarter of improving financial results, and we have continued to strengthen the balance sheet and produce growth in shareholders' equity. We're proud to report the 13th consecutive quarter of profitability for our Company.

"We are receiving increased visibility for the unique approach we have implemented in the Enterprise Maintenance Solutions marketplace, as we've carefully developed our partner model," he added. "This is continuing to stimulate meaningful growth opportunities in a market that has been characterized by intense competition."

McNew concluded, "We are optimistic about our future prospects. We have a strong pipeline of future business opportunities, an improving backlog and an extremely busy workforce. We believe we are well positioned to grow our existing core business, while continuing to improve profitability and shareholder value."

The Company will host a conference call for investors at 11 a.m. EDT on Wednesday, August 11, 2004, to review the financial and operational results for the quarter. The conference call phone number is 888-214-7567 for U.S. callers and 414-537-1808 for international callers. The conference call replay will be available from 1 p.m. EDT on Thursday, August 12, 2004, to 1 p.m. EDT on Friday, August 13, 2004. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21204868.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.

                          Halifax Corporation
                        Summary Financial Data
               (In Thousands, except per share amounts)

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


Statement of operations             For the three months ended June 30
                                           2004              2003
Revenues                             $          13,441  $        10,676

Operating income                                   286              199

Other income                                         -                4

Interest expense                                 (139)            (147)

Income tax expense                                (56)              (5)

Net income                           $              91  $            51


Earnings per common share - basic    $             .03             $.02

Earnings per common share - diluted  $             .03  $           .02

Weighted average number of common
shares outstanding
  Basic                                          2,913            2,176

 Diluted                                         2,958            2,187




Balance Sheets                           June 30, 2004    March 31,2004
Current assets
 Cash                                      $          97   $         430
 Trade accounts receivable, net                   10,922           9,364
Inventory net                                      5,806           5,845
 Prepaid expenses and other current                  664             599
assets
  Deferred tax asset                               1,149           1,204

Total current assets                              18,638          17,442

Property and equipment, net                        1,520           1,598
Goodwill and intangibles, net                      4,573           4,606
Other assets                                         142             149
Defered tax asset                                  2,696           2,696

Total assets                               $      27,569   $      26,491

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued expenses    $       6,763   $       6,723
  Deferred maintenance revenue                     3,260           2,543
Current portion of long-term debt                    523             523

Total current liabilities                         10,546           9,789

Long-term bank debt                                7,454           7,246
Subordinated debt - affiliate                      2,400           2,400
Deferred income                                      323             337

Total liabilities                                 20,723          19,772

Stockholders' equity                               6,846           6,719

Total liabilities and stockholders'        $      27,569   $      26,491
equity



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